Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:

Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Vaseem Mahboob, CFO	Zack Kubow (646) 536-7020
(949) 595-7200 www.endologix.com

Endologix Reports Third Quarter 2015 Financial Results

Nellix European Systems Increase 45% Over Prior Year

FDA Approves Additional Patient Enrollment in Nellix U.S. CAP

IRVINE, Calif., October 26, 2015 - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2015.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We achieved solid third quarter results, highlighted by a 45% increase in European Nellix® system sales. We are also pleased with FDA approval to restart enrolling patients in our continued access protocol for the IDE trial and look forward to providing physicians and patients in the U.S. with access to Nellix again later this year. On the regulatory front, we expect to submit the final PMA module in early 2016, with potential FDA approval by the end of the year. Lastly, we recently received FDA approval for AFX2 and plan to introduce this new device in the first quarter of 2016”.

Financial Results

Global revenue in the third quarter of 2015 was $38.2 million, a 3% increase from $37.2 million in the third quarter of 2014. For the nine months ended September 30, 2015, global revenue increased 5% to $114.4 million, compared to $108.7 million for the nine months ended September 30, 2014. On a constant currency basis, revenue for the third quarter and nine months ended September 30, 2015 increased 7% and 9%, respectively.

U.S. revenue in the third quarter of 2015 was $26.9 million, slightly down from $27.1 million in the third quarter of 2014 due to the temporary delay in patient enrollment in the Nellix CAP. Excluding the impact of the CAP, U.S. third quarter revenue increased 1% over 2014. International revenue was $11.3 million, a 12% increase compared to $10.1 million in the third quarter of 2014. On a constant currency basis, third quarter international revenue increased 26%. European revenue was $7.8 million, a 12% increase as compared to $6.9 million in the third quarter of 2014, representing 32% growth on a constant currency basis.

Gross profit was $27.0 million in the third quarter of 2015, which represents a gross margin of 71%, compared to gross margin of 63% in the third quarter of 2014. Gross profit was $78.1 million for the nine months ended September 30, 2015, representing a gross margin of 68%. This compares with gross margin of 70% for the nine months ended September 30, 2014. The increase in gross margin for the third quarter was primarily due to an inventory write-off of $4.7 million in the third quarter of 2014 for product inventory that was replaced with the Company’s new DURAPLY™ ePTFE Graft Material for the AFX® Endovascular AAA System.

Total operating expenses were $36.4 million in the third quarter of 2015, compared to $32.5 million in the third quarter of 2014. Total operating expenses for the nine months ended September 30, 2015 were

$109.2 million, compared with $94.4 million for the nine months ended September 30, 2014. The increase in operating expenses for the third quarter and nine months ended September 30, 2015 was driven primarily by expansion of sales and clinical personnel in the U.S. and Europe and by research, development, clinical and regulatory expenses.

Endologix reported a net loss for the third quarter of 2015 of $10.9 million or $(0.16) per share, compared with net loss of $13.9 million, or $(0.21) per share, for the third quarter of 2014. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2015 of $9.1 million, or $(0.13) per share, compared with an Adjusted Net Loss for the third quarter of 2014 of $8.5 million, or $(0.13) per share.

For the nine months ended September 30, 2015, Endologix reported a net loss of $35.1 million, or $(0.52) per share, compared to a net loss of $17.6 million, or $(0.28) per share, for the nine months ended September 30, 2014. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2015 of $30.4 million or $(0.45) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2014 of $17.6 million, or $(0.28) per share.

Total cash, cash equivalents and marketable securities were $68.3 million as of September 30, 2015, compared to $86.7 million as of December 31, 2014.

Conference Call Information

Endologix’s management will host a conference call today to discuss these topics beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13622012. The conference call will be broadcast live over the Internet at www.endologix.com. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix’s website through October 26, 2016.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to sales of, continued physician adoption of and interest in Nellix®, the progress of clinical trials, the results of clinical trials, our ability to obtain regulatory approval of our products, our ability to increase revenue through sales of our existing products and related new products, and 2015 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include continued market acceptance of Endologix’ products, the success of clinical trials relating to Endologix’s products under development, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix’s products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix’s management believes that the non-GAAP measures of (1) “Adjusted Net Income (Loss)”, (2) “Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA”, and (4) “Adjusted EBITDA Per Share” enhance an investor’s overall understanding of Endologix’s financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix’s management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

“GAAP” is generally accepted accounting principles in the United States.

(1) “Adjusted Net Income (Loss)” is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration; (ii) interest expense from the Company’s convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; and (vi) business development expenses, including licensing costs related to research and development activities.

In the three and nine months ended September 30, 2015, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability; (ii) interest expense from the Company’s convertible debt; (iii) foreign currency (gains) or losses; and (iv) business development expenses.

In the three and nine months ended September 30, 2014, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability; (ii) interest expense from the Company’s convertible debt; and (iii) foreign currency (gains) or losses.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company’s convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; and (vii) other non-recurring expenses or income, as described by Endologix.

(2) “Adjusted Net Income (Loss) per Share” is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
U.S.	$26,915	$27,067	$80,825	$79,048
International	11,316	10,083	33,555	29,693

Total Revenue	38,231	37,150	114,380	108,741

Cost of goods sold	11,195	13,573	36,306	32,362

Gross profit	$27,036	$23,577	$78,074	$76,379

Operating expenses:
Research and development	5,459	5,313	17,683	13,876
Clinical and regulatory affairs	3,956	2,482	11,003	7,404
Marketing and sales	19,662	18,438	59,103	53,748
General and administrative	7,293	6,271	21,432	19,366

Total operating expenses	36,370	32,504	109,221	94,394

Loss from operations	(9,334)	(8,927)	(31,147)	(18,015)

Other income (expense)	(1,561)	(5,557)	(3,609)	(8,059)
Change in fair value of contingent consideration related to acquisition	—	200	(200)	8,228

Total other income (expense)	(1,561)	(5,357)	(3,809)	169

Net loss before income tax (expense) benefit	$(10,895)	$(14,284)	$(34,956)	$(17,846)

Income tax (expense) benefit	(22)	346	(175)	210

Net loss	$(10,917)	$(13,938)	$(35,131)	$(17,636)

Other comprehensive income (loss) foreign currency translation	463	2,704	(1,207)	2,727
Comprehensive loss	$(10,454)	$(11,234)	$(36,338)	$(14,909)

Basic and diluted net loss per share	$(0.16)	$(0.21)	$(0.52)	$(0.28)

Shares used in computing basic and diluted net loss per share	67,810	65,494	67,568	63,444

Non-GAAP Reconciliations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Loss to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss	$(10,917)	$(13,938)	$(35,131)	$(17,636)
Fair value adjustment to Nellix contingent consideration liability	—	(200)	200	(8,228)
Interest expense	1,506	1,422	4,460	4,261
Foreign currency (gain) loss	62	4,262	(593)	4,050
Business development expenses	208	—	634	—

(1) Adjusted Net Loss	$(9,141)	$(8,454)	$(30,430)	$(17,553)

(2) Adjusted Net Loss Per Share	$(0.13)	$(0.13)	$(0.45)	$(0.28)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(9,141)	$(8,454)	$(30,430)	$(17,553)
Income tax expense (benefit)	22	(346)	175	(210)
Depreciation and amortization	1,628	725	4,561	1,938
Stock-based compensation expense	2,550	1,815	7,169	5,568

(3) Adjusted EBITDA	$(4,941)	$(6,260)	$(18,525)	$(10,257)

(4) Adjusted EBITDA Per Share	$(0.07)	$(0.10)	$(0.27)	$(0.16)

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$35,404	$26,798
Marketable securities	32,891	59,871
Accounts receivable, net allowance for doubtful accounts of $283 and $185, respectively.	27,158	26,113
Other receivables	304	498
Inventories	33,422	31,325
Prepaid expenses and other current assets	3,113	3,162

Total current assets	132,292	147,767

Property and equipment, net	23,865	25,696
Goodwill	28,731	28,866
Intangibles, net	42,278	43,465
Deposits and other assets	1,985	2,415

Total assets	$229,151	$248,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,788	$11,027
Accrued payroll	13,800	13,337
Accrued expenses and other current liabilities	5,379	5,260

Total current liabilities	32,967	29,624

Deferred income tax	879	879
Deferred rent	8,065	8,060
Other liabilities	279	489
Contingently issuable common stock	14,800	14,600
Convertible notes	73,052	70,407

Total liabilities	130,042	124,059

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized. 67,968,865 and 67,321,769 shares issued, respectively. 67,788,911 and 67,159,511 shares outstanding, respectively.	68	67
Treasury stock, at cost, 179,954 and 162,258 shares, respectively.	(2,619)	(2,328)
Additional paid-in capital	384,226	372,639
Accumulated deficit	(283,631)	(248,500)
Accumulated other comprehensive income	1,065	2,272

Total stockholders’ equity	99,109	124,150

Total liabilities and stockholders’ equity	$229,151	$248,209